OFFICE LEASE AGREEMENT

This Office Lease Agreement ("Lease") is made and effective this 1stst Day of November 2005 by and between Mr. Wei-Rur Chen ("Landlord") and Color Stars, Inc. ("Tenant").

1. PREMISES.

Landlord hereby rents to Tenant and Tenant accepts in its present condition the house at following address: 10F, No. 566 and No. 568 Jungjeng Road, Sindian City, Taipei County, Taiwan 231 (the "Office").

2. TERM.

The term of this Lease shall start on Nov. 7, 2005, and end on Nov. 6, 2010. In the event that Landlord is unable to provide the Office on the exact start date, then Landlord shall provide the Office as soon as possible, and Tenant's obligation to pay rent shall abate during such period. Tenant shall not be entitled to any other remedy for any delay in providing the Office.

3. RENT.

Tenant agrees to pay, without demand, to Landlord as rent for the Office the sum of Twelve Thousand New Taiwan Dollars (NTD$120,000) per month in advance on the first day of each calendar month to the Landlord. Landlord may impose a late payment charge of Five Hundred New Taiwan Dollars (NTD$500) per day for any amount that is more than five (5) days late. Rent will be prorated if the term does not start on the first day of the month or for any other partial month of the term.

4. SECURITY DEPOSIT.

Upon execution of this Lease, Tenant deposits with Landlord NTD$0.00, as security for the performance by Tenant of the terms of this Lease to be returned to Tenant, Without Interest, following the full and faithful performance by Tenant of this Lease. In the event of damage to the Office caused by Tenant or Tenant's family, agents or visitors, Landlord may use funds from the deposit to repair, but is not limited to this fund and Tenant remains liable.

5. QUIET ENJOYMENT.

Landlord agrees that if Tenant timely pays the rent and performs the other obligations in this Lease, Landlord will not interfere with Tenant's peaceful use and enjoyment of the Office.

6. USE OF PREMISES.

A. The Office shall be used and occupied by Tenant exclusively as a private single-family residence. Neither the Office nor any part of the Office or yard shall be used at any time during the term of this Lease for the purpose of carrying on any business, profession, or trade of any kind, or for any purpose other than as a private single-family residence.

B. Tenant shall comply with all the health and sanitary laws, ordinances, rules, and orders of appropriate governmental authorities and homes associations, if any, with respect to the Office.

7. CONDITION OF PREMISES.

A. Tenant agrees that Tenant has examined the Office, including the grounds and all buildings and improvements, and that they are, at the time of this Lease, in good order, good repair, safe, clean, and tenantable condition.

B. Landlord and Tenant agree that a copy of the "Joint Inspection," the original of which is maintained by Landlord and a copy provided to Tenant, attached hereto reflects the condition of the Office at the commencement of Tenant's occupancy.

8. ASSIGNMENT AND SUBLETTING.

A. Tenant shall not assign this Lease, or sublet or grant any concession or license to use the Office or any part of the Office without Landlord's prior written consent.

B. Any assignment, subletting, concession, or license without the prior written consent of Landlord, or an assignment or subletting by operation of law, shall be void and, at Landlord's option, terminate this Lease.

9. ALTERATIONS AND IMPROVEMENTS.

A. Tenant shall make no alterations to the Office or construct any building or make other improvements without the prior written consent of Landlord.

B. All alterations, changes, and improvements built, constructed, or placed on or around the Office by Tenant, with the exception of fixtures properly removable without damage to the Office and movable personal property, shall, unless otherwise provided by written agreement between Landlord and Tenant, be the property of Landlord and remain at the expiration or earlier termination of this Lease.

10. DAMAGE TO PREMISES.

If the Office, or any part of the Office, shall be partially damaged by fire or other casualty not due to Tenant's negligence or willful act, or that of Tenant's family, agent, or visitor, there shall be an abatement of rent corresponding with the time during which, and the extent to which, the Office is untenantable. If Landlord shall decide not to rebuild or repair, the term of this Lease shall end and the rent shall be prorated up to the time of the damage.

11. DANGEROUS MATERIALS.

Tenant shall not keep or have on or around the Office any article or thing of a dangerous, inflammable, or explosive character that might unreasonably increase the danger of fire on or around the Office or that might be considered hazardous.

12. UTILITIES.

Tenant shall be responsible for arranging and paying for all utility services required on the premises. Tenant shall not default on any obligation to a utility provider for utility services at the Office.

13. MAINTENANCE AND REPAIR.

A. Tenant will, at Tenant's sole expense, keep and maintain the Office and appurtenances in good and sanitary condition and repair during the term of this Lease. In particular, Tenant shall keep the fixtures in the Office in good order and repair; keep the furnace clean; and keep the walks free from dirt and debris. Tenant shall, at Tenant's sole expense, make all required repairs to the plumbing, range, oven heating apparatus, electric and gas fixtures, other mechanical devices and systems, floors, ceilings and walls whenever damage to such items shall have resulted from Tenant's misuse, waste, or neglect, or that of the Tenant's family, agent, or visitor.

B. Tenant agrees that no signs shall be placed or painting done on or about the Office by Tenant without the prior written consent of Landlord.

C. Tenant agrees to promptly notify Landlord in the event of any damage, defect or destruction of the Office, or the failure of any of Landlord's appliances or mechanical systems, and except for repairs or replacements that are the obligation of Tenant pursuant to Subsection A above, Landlord shall use its best efforts to repair or replace such damaged or defective area, appliance or mechanical system.

14. RIGHT OF INSPECTION.

Landlord and Landlord's agents shall have the right at all reasonable times during the term of this Lease and any renewal of this Lease to enter the Office for the purpose of inspecting the premises and/or making any repairs to the premises or other item as required under this Lease.

15. HOLDOVER BY TENANT.

Should Tenant remain in possession of the Office with the consent of Landlord after the expiration of the Term of this Lease, a new tenancy from month to month shall be created which shall be subject to all the terms and conditions of this Lease, but shall be terminable on thirty (30) days by either party or longer notice if required by law. If Tenant holds over without Landlord's consent, Landlord is entitled to double rent, prorated per each day of the holdover, lasting until Tenant leaves the Office.

16. SURRENDER OF PREMISES.

At the expiration of the Lease, Tenant shall quit and surrender the Office in as good a condition as it was at the commencement of this Lease, reasonable wear and tear and damages by the elements excepted.

17. FORFEITURE OF SECURITY DEPOSIT - DEFAULT.

It is understood and agreed that Tenant shall not attempt to apply or deduct any portion of any security deposit from the last or any month's rent or use or apply any such security deposit at any time in lieu of payment of rent. If Tenant fails to comply, such security deposit shall be forfeited and Landlord may recover the rent due as if any such deposit had not been applied or deducted from the rent due. For the purposes of this paragraph, it shall be conclusively presumed that a Tenant leaving the Premises while owing rent is making an attempted deduction of deposits. Furthermore, any deposit shall be held as a guarantee that Tenant shall perform the obligations of the Lease and shall be forfeited by the Tenant should

Tenant breach any of the terms and conditions of this Lease. In the event of default, by Tenant, of any obligation in this Lease which is not cured by Tenant within fifteen (15) days notice from Landlord, then in addition to forfeiture of the Security Deposit, Landlord may pursue any other remedy available at law, equity or otherwise.

18. ABANDONMENT.

If at any time during the term of this Lease, Tenant abandons the Office or any of Tenant's personal property in or about the Office, Landlord shall have the following rights: Landlord may, at Landlord's option, enter the Office by any means without liability to Tenant for damages and may relet the Office, for the whole or any part of the then unexpired term, and may receive and collect all rent payable by virtue of such reletting; Also, at Landlord's option, Landlord may hold Tenant liable for any difference between the rent that would have been payable under this Lease during the balance of the unexpired term, if this Lease had continued in force, and the net rent for such period realized by Landlord by means of such reletting. Landlord may also dispose of any of Tenant's abandoned personal property as Landlord deems appropriate, without liability to Tenant. Landlord is entitled to presume that Tenant has abandoned the Office if Tenant removes substantially all of Tenant's furnishings from the Office, if the Office is unoccupied for a period of two (2) consecutive weeks, or if it would otherwise be reasonable for Landlord to presume under the circumstances that the Tenant has abandoned the Office.

19. SECURITY.

Tenant acknowledges that Landlord does not provide a security alarm system or any security for the Office or for Tenant and that any such alarm system or security service, if provided, is not represented or warranted to be complete in all respects or to protect Tenant from all harm. Tenant hereby releases Landlord from any loss, suit, claim, charge, damage or injury resulting from lack of security or failure of security.

20. SEVERABILITY.

If any part or parts of this Lease shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect.

21. INSURANCE.

Tenant acknowledges that Landlord will not provide insurance coverage for Tenant's property, nor shall Landlord be responsible for any loss of Tenant's property, whether by theft, fire, acts of God, or otherwise.

22. BINDING EFFECT.

The covenants and conditions contained in the Lease shall apply to and bind the heirs, legal representatives, and permitted assigns of the parties.

23. GOVERNING LAW.

It is agreed that this Lease shall be governed by, construed, and enforced in accordance with the laws of the State of Taiwan.

24. ENTIRE AGREEMENT.

This Lease shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this Lease is hereby superseded. This Lease may be modified only by a writing signed by both Landlord and Tenant.

25. NOTICES.

Any notice required or otherwise given pursuant to this Lease shall be in writing; hand delivered, mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service, if to Tenant, at the Office and if to Landlord, at the address for payment of rent.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed the day and year first above written.

Landlord:	/s/ Wei-Rur Chen
Mr. Wei-Rur Chen

Tenant:	/s/ ColorStars, Inc.
Color Stars, Inc.